News Release

NUCOR REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2009

CHARLOTTE, NORTH CAROLINA, October 22, 2009 – Nucor Corporation (NYSE: NUE) announced today a consolidated net loss of $29.5 million, or $0.10 per diluted share, for the third quarter of 2009, compared to a net loss of $133.3 million, or $0.43 per diluted share, in the second quarter of 2009, an improvement of 78%.  The results compare to net income of $734.6 million, or $2.31 per diluted share, in the third quarter of 2008.

In the first nine months of 2009, Nucor reported a consolidated net loss of $352.5 million, or $1.12 per diluted share, compared with net earnings of $1.73 billion, or $5.70 per diluted share, in the first nine months of 2008.

In the third quarter of 2009, Nucor’s consolidated net sales increased 26% to $3.12 billion compared with $2.48 billion in the second quarter of 2009 and decreased 58% compared with $7.45 billion in the third quarter of 2008.  Average sales price per ton increased 1% from the second quarter of 2009 and decreased 45% from the third quarter of 2008.  Total tons shipped to outside customers were 5,114,000 tons in the third quarter of 2009, an increase of 24% over the second quarter of 2009 and a decrease of 24% from the third quarter of 2008.

In the first nine months of 2009, Nucor’s consolidated net sales decreased 58% to $8.25 billion, compared with $19.51 billion in last year’s first nine months.  Average sales price per ton decreased 32% while total tons shipped to outside customers decreased 38% compared to the first nine months of 2008.

The average scrap and scrap substitute cost per ton used in the third quarter of 2009 was $299, a decrease of 4% compared with $312 in the second quarter of 2009 and a decrease of 44% from $533 in the third quarter of 2008.  The average scrap and scrap substitute cost per ton used in the first nine months of 2009 decreased 29% to $312 compared to $439 in the first nine months of 2008.

Nucor recorded a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $120 million in the third quarter of 2009, compared with a credit of $125 million in the second quarter of 2009 and a charge of $140 million in the third quarter of 2008.  In the first nine months of 2009, the LIFO credit was $350 million compared to a charge of $423 million in the first nine months of 2008.

Total energy costs decreased approximately $9 per ton from the second quarter of 2009 due to lower electricity and natural gas prices combined with the productivity benefits of increased utilization.  Total energy costs decreased approximately $8 per ton from the third quarter of 2008 to the third quarter of 2009.  During the first nine months of 2009, total energy costs increased $2 per ton compared with the first nine months of 2008.

As expected and as discussed in our guidance, third quarter results include a burden from the accelerated consumption of high-cost pig iron inventories at our sheet mills.  These inventories were purchased prior to the collapse in the economy and raw materials pricing in last year’s fourth quarter.  For the third quarter, the negative impact of the high-cost pig iron inventories was approximately $180 million, or about $0.37 per share after-tax.  Through the first nine months of the year, the impact was approximately $420 million, or more than $0.85 per share after-tax.  The consumption of the high-cost pig iron inventories was completed by the close of the third quarter.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2009 (Continued)

Pre-operating and start-up costs of new facilities increased from $29.7 million in the third quarter of 2008 to $47.1 million in the third quarter of 2009 and increased from $74.8 million in the first nine months of 2008 to $111.9 million in the first nine months of 2009.  In 2009, these costs primarily related to the SBQ mill in Memphis, Tennessee, the Castrip® project in Blytheville, Arkansas, the proposed iron-making facility, and the galvanizing line in Decatur, Alabama.

Our liquidity position remains strong with $2.22 billion in cash and cash equivalents and short-term investments and an untapped $1.3 billion revolving credit facility that matures in November 2012.

In September, Nucor’s board of directors declared a cash dividend of $0.35 per share payable on November 11, 2009 to stockholders of record on September 30, 2009.  This dividend is Nucor’s 146th consecutive quarterly cash dividend, a record we expect to continue.

While overall steel mill utilization increased from 46% in the second quarter to 69% in the third quarter, the increase was primarily due to the end of customer destocking.  Our view remains that there has been little improvement in real demand and the uncertainty in our economy is still very high.  We also continue to believe that real demand is in for a long, slow recovery.  The fourth quarter presents its own seasonal issues that are separate of the general economic slowdown due to the holidays and year-end plant shutdowns by some of our customers.  While our fourth quarter results will benefit from a significant improvement in raw material costs, our results could be negatively impacted by the potential of lower operating volumes/rates in both sheet and bar products.  Customers are currently taking advantage of shortened mill lead times adding to the difficulty of forecasting volumes for the fourth quarter.  We will again provide quantitative guidance after the midpoint between our quarterly earnings releases.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties.  Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance.  These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2008 Annual Report on Form 10-K.  The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2009 (Continued)

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s third quarter results on October 22, 2009 at 2:00 p.m. eastern time.  The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	Oct. 3, 2009	Sept. 27, 2008	Percentage Change	Oct. 3, 2009	Sept. 27, 2008	Percentage Change
Steel Mills:
Production	4,433	5,510	-20%	10,276	17,384	-41%
Total shipments	4,312	5,438	-21%	10,119	17,506	-42%
Outside shipments	3,705	4,688	-21%	8,707	15,285	-43%

Steel Products:
Joist production	69	119	-42%	194	391	-50%
Deck sales	84	133	-37%	232	388	-40%
Cold finished sales	87	115	-24%	243	394	-38%
Fabricated concrete
reinforcing steel sales	280	258	9%	743	669	11%

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2009 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Oct. 3, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008

Net sales	$3,120,005	$7,447,520	$8,252,352	$19,512,388

Costs, expenses and other:
Cost of products sold	3,000,851	5,990,407	8,319,079	15,941,654
Marketing, administrative and
other expenses	105,913	215,755	338,214	605,641
Interest expense, net	34,725	23,030	99,047	68,109
	3,141,489	6,229,192	8,756,340	16,615,404

Earnings (loss) before income taxes and
noncontrolling interests	(21,484)	1,218,328	(503,988)	2,896,984
Provision for (benefit from) income taxes	(16,173)	407,525	(180,383)	915,966
Net earnings (loss)	(5,311)	810,803	(323,605)	1,981,018
Earnings attributable to noncontrolling interests	24,227	76,213	28,915	255,920
Net earnings (loss) attributable to Nucor stockholders	$(29,538)	$734,590	$(352,520)	$1,725,098

Net earnings (loss) per share:
Basic	$(0.10)	$2.31	$(1.12)	$5.71
Diluted	$(0.10)	$2.31	$(1.12)	$5.70

Average shares outstanding:
Basic	315,173	316,713	314,743	301,156
Diluted	315,173	317,013	314,743	301,764

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2009 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Oct. 3, 2009	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,957,671	$2,355,130
Short-term investments	263,472	-
Accounts receivable, net	1,156,510	1,228,807
Inventories	1,310,114	2,408,157
Other current assets	514,785	405,392

Total current assets	5,202,552	6,397,486

Property, plant and equipment, net	4,071,229	4,131,861

Goodwill	1,794,761	1,732,045

Other intangible assets, net	915,993	946,545

Other assets	685,477	666,506

Total assets	$12,670,012	$13,874,443

LIABILITIES
Current liabilities:
Short-term debt	$3,428	$8,622
Long-term debt due within one year	-	180,400
Accounts payable	749,246	534,161
Federal income taxes payable	-	199,044
Salaries, wages and related accruals	207,912	580,090
Accrued expenses and other current liabilities	351,965	351,875

Total current liabilities	1,312,551	1,854,192

Long-term debt due after one year	3,086,200	3,086,200

Deferred credits and other liabilities	687,341	677,370

Total liabilities	5,086,092	5,617,762

EQUITY
Nucor stockholders' equity:
Common stock	149,863	149,628
Additional paid-in capital	1,665,862	1,629,981
Retained earnings	7,175,488	7,860,629
Accumulated other comprehensive loss,
net of income taxes	(63,295)	(190,262)
Treasury stock	(1,514,465)	(1,520,772)
	7,413,453	7,929,204

Noncontrolling interests	170,467	327,477

Total equity	7,583,920	8,256,681

Total liabilities and equity	$12,670,012	$13,874,443

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2009 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended
	Oct. 3, 2009	Sept. 27, 2008
Operating activities:
Net earnings (loss)	$(323,605)	$1,981,018
Adjustments:
Depreciation	367,966	354,291
Amortization	54,138	51,056
Stock-based compensation	43,460	38,428
Deferred income taxes	51,104	(111,536)
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	92,210	(437,792)
Inventories	1,113,104	(1,083,823)
Accounts payable	212,291	199,364
Federal income taxes	(381,153)	163,514
Salaries, wages and related accruals	(366,261)	165,016
Other	94,689	2,714

Cash provided by operating activities	957,943	1,322,250

Investing activities:
Capital expenditures	(316,024)	(806,152)
Investment in and advances to affiliates	(60,295)	(704,945)
Disposition of plant and equipment	10,486	8,676
Acquisitions (net of cash acquired)	(24,714)	(1,827,165)
Purchases of investments	(261,389)	(234,461)
Proceeds from the sale of investments	-	392,055
Proceeds from currency derivative contracts	-	1,441,863
Settlement of currency derivative contracts	-	(1,424,291)

Cash used in investing activities	(651,936)	(3,154,420)

Financing activities:
Net change in short-term debt	(5,222)	(143,480)
Proceeds from the issuance of long-term debt	-	989,715
Repayment of long-term debt	(180,400)	-
Bond issuance costs	-	(6,938)
Issuance of common stock	3,556	1,995,921
Excess tax benefits from stock-based compensation	(3,200)	10,600
Distributions to noncontrolling interests	(186,104)	(252,569)
Cash dividends	(332,096)	(493,002)
Acquisition of treasury stock	-	(7,684)

Cash provided by (used in) financing activities	(703,466)	2,092,563

Increase (decrease) in cash and cash equivalents	(397,459)	260,393

Cash and cash equivalents - beginning of year	2,355,130	1,393,943

Cash and cash equivalents - end of nine months	$1,957,671	$1,654,336

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com